Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-169377, 333-51494, 333-143770, and 333-185318), Form S-3 (No. 333-191533) and Form S-4 (No. 333-185318) of Leucadia National Corporation of our report dated January 28, 2013 (January 28, 2014 as to the effects discussed in Note 1-Immaterial Prior Year Adjustments) relating to the consolidated financial statements of Jefferies Group, Inc. (predecessor of Jefferies Group LLC) (“Jefferies”) appearing in the Annual Report on Form 10-K of Leucadia National Corporation and its subsidiaries for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 28, 2014